UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): November 7, 2013

VANTAGE HEALTH

(Exact name of registrant as specified in its charter)

Nevada	333-168930	93-0659770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

105 West 55th Street, #3B

New York, New York 10019

(Address of principal executive offices) (Zip Code)

+27 728213420

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01. Changes in Control of Registrant.

On November 7, 2013, pursuant to a Stock Purchase Agreement (the “Stock Purchase Agreement”), Bayview Terrace Limited, an international business company incorporated under the laws of the Republic of Seychelles (“Bayview”), sold to Nanobeak, Inc., a California corporation (“Nanobeak”), 112,000,000 shares of our common stock, par value $0.001 per share (the “Acquired Shares”). In exchange for the Acquired Shares, Nanobeak issued to Bayview 500,000 shares of Nanobeak’s common stock, par value $0.01 per share. As further consideration, Nanobeak granted to Bayview and its affiliates, effective as of the closing, a perpetual, royalty-free, non-exclusive, non-transferable right and license (without the right to sublicense) to use, develop, make, have made, use, sell, offer for sale, import, export and otherwise commercialize in Africa the mobile sensor breathalyzer being developed by Nanobeak for the detection of various diseases. The Acquired Shares constitute all the shares of common stock of the Company previously owned by Bayview.

As a result of this sale, Bayview transferred control of the Company to Nanobeak, which now beneficially owns 82.9% of the outstanding voting securities of the Company. Jeremy Barbera is Nanobeak’s majority shareholder, Chief Executive Officer and sole director, and exercises sole voting and dispositive power of the Acquired Shares beneficially owned by Nanobeak.

Lisa Ramakrishnan, our director and former officer, is the sole shareholder, Chief Executive Officer and sole director of Bayview, and exercised sole voting and dispositive power of the Acquired Shares sold to Nanobeak.

Arrangements relating to our officers and board of directors are set forth in Item 5.02 below.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The following changes to our officers and board of directors have occurred or will occur in the future:

Effective November 7, 2013, all members of our board of directors, with the exception of Lisa Ramakrishnan, resigned from all positions as a director or officer of the Company. At such time, Ms. Ramakrishnan resigned from all positions as an officer of the Company only, but remains as a director.

Effective November 7, 2013, Mr. Barbera, age 56, was appointed as a director of the Company, such that the board of directors of the Company consists of Mr. Barbera and Ms. Ramakrishnan. Mr. Barbera was also appointed to the offices of Chief Executive Officer, Chief Financial Officer, President and Treasurer of the Company at such time.

Effective January 1, 2014, Ms. Ramakrishnan will resign as a director of the Company.

Mr. Barbera is a media and technology entrepreneur specializing in the development and implementation of disruptive innovative technologies. He has strong expertise in the arts and entertainment industry, counterterrorism and homeland security industry and with NASA where he is currently working in the fields of nanotechnology, healthcare and renewable energy. Mr. Barbera is the Chairman of the Board and Chief Executive Officer of Nanobeak, Inc., a medical diagnostics and nanotechnology company, and has served in this capacity since November 2009. Nanobeak, Inc., is an affiliate of the Company as of the closing of the Stock Purchase Agreement. He has also been the Chairman of the Board and Chief Executive Officer of MSGI Technology Solutions, Inc., as well as its predecessor businesses since April 1997. The MSGI businesses have been focused on counterterrorism and homeland security for the past nine years, having been previously focused on integrated marketing, analytics and database marketing since their private company inception in October 1990. His various businesses have twice been named to the Inc. 500 list of the fastest growing private companies in America, and have twice been named to the Crain’s New York Business list of the fastest growing public companies in New York. Mr. Barbera began his career as a research scientist based at NASA/Goddard Space Flight Center, working on such missions as Pioneer Venus and the Global Atmospheric Research Program. Mr. Barbera is a physicist educated at New York University and the Massachusetts Institute of Technology.

There are no family relationships between Mr. Barbera and any of our current or nominated directors or executive officers.

Mr. Barbara has no material interest, direct or indirect, in any transaction with the Company where the amount involved exceeds $120,000, since the beginning of our last completed fiscal year or in any such presently proposed transaction.

There is no material plan, contract or arrangement (whether or not written) to which Mr. Barbera is a party or in which he participates that is entered into or material amendment in connection with the Company’s appointment of Mr. Barbera as director and officer, or any grant or award to him or modification thereto, under any such plan, contract or arrangement in connection with such appointment.

Mr. Barbera has not been, and is currently not expected to be, named to any committee of the board of directors of the Company.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANTAGE HEALTH

Date: November 8, 2013	By:	/s/ Jeremy Barbera
Jeremy Barbera
Chief Executive Officer, Chief Financial Officer,
President, Secretary and Director

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